                                              EXHIBIT (10) (i) 92

                     SECOND AMENDMENT TO THE
           AGREEMENT FOR THE SALE AND PURCHASE OF COAL

          THIS SECOND AMENDMENT ("AMENDMENT"), dated as of November 1, 1993 TO THAT AGREEMENT ("AGREEMENT") FOR THE SALE AND PURCHASE OF COAL made and entered into as of the 1st day of January 1987 by and between CENTRAL HUDSON GAS & ELECTRIC CORPORATION, (hereinafter referred to as "BUYER") and KENTUCKY CARBON CORPORATION (hereinafter referred to as "SELLER" or "PRODUCER") and THE CARBON FUEL SALES COMPANY (hereinafter referred to as "SALES AGENT") and as later assigned by "SELLER" and "PRODUCER" with the consent of "BUYER" to MASSEY COAL SALES COMPANY ("ASSIGNEE").

                           WITNESSETH:

          WHEREAS, Article I of the AGREEMENT provides that beginning July 1, 1991, and six months prior to the end of each contract year thereafter, BUYER, SALES AGENT and SELLER shall commence good faith negotiations with respect to quantity, quality and price of coal for the next Contract Year; and

          WHEREAS, the ASSIGNEE assumed the contractual responsibilities of SALES AGENT and SELLER pursuant to an AGREE-
MENT OF ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE dated
February 29, 1992, by and among BUYER, SALES AGENT and SELLER
(collectively referred to as "ASSIGNOR") and ASSIGNEE; and

          WHEREAS, notice was duly given and BUYER and ASSIGNEE entered into good faith negotiations; and

          WHEREAS, after completion of good faith negotiations, BUYER and ASSIGNEE desire to amend the AGREEMENT to provide for a replacement pricing mechanism for coal sold and bought thereunder and to revise certain other AGREEMENT provisions; and

          WHEREAS, THIS SECOND AMENDMENT replaces the FIRST
AMENDMENT TO THE AGREEMENT FOR THE SALE AND PURCHASE OF COAL, dated November 1, 1991 in its entirety, effective January 1, 1994;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

          1. For only the Contract Year occurring during the calendar year 1994, Article II (Deliveries), Article III (Specifications and Quality and Weight), Article IV (Payment),
Article V (Base Price) and Article VII (Adjustment in Current Base Price for Quality) of the AGREEMENT shall be respectively amended in their entirety to read as follows:





                           ARTICLE II
                           DELIVERIES

          Section 1. Quantities/Delivery Schedule: Except as provided for below, the quantity of coal sold and purchased here under shall be a firm tonnage of no less than 240,000 tons per year ("Firm Tonnage"). In addition, there will be 120,000 tons per year called incremental tonnage ("Incremental Tonnage") which will be sold and purchased hereunder provided that the delivered cost per million Btu's of oil, natural gas or spot coal usable at BUYER's Danskammer Point Plant ("Danskammer Plant" or
"BUYER's Plant") exceeds the then-applicable delivered Current Base Price of coal in delivered cost per million Btu's.

          The ASSIGNEE will assume that three trains of approxi-mately 10,000 tons each will be loaded for shipment each month. Two of those trains will be Firm Tonnage and one will be Incremental Tonnage. The BUYER must indicate to the ASSIGNEE not later than the 22nd of the month preceding each proposed Incremental Tonnage shipment if the then-current delivered price of oil, natural gas or spot coal to the Danskammer Plant is below the delivered Current Base Price of coal. If such written notice is not received by the ASSIGNEE by the 22nd then three trains will be shipped the next month at the then-Current Base Price.
In the event such a written notice is received, and the ASSIGNEE wishes to match the then-current price of oil, natural gas or spot coal as so delivered, the ASSIGNEE must notify the BUYER of the same in writing not later than the last working day of that month. In the event that such notification is given then, the coal will be shipped as scheduled, with the Incremental Tonnage at the matched price and the Firm Tonnage at the then-Current Base Price. If the written notice to match the price is not received by the BUYER by the last working day of the month, the Incremental Tonnage train will not be shipped as scheduled. The ASSIGNEE reserves the right to reoffer any unshipped Incremental Tonnage to the BUYER at another time in the ensuing 12 months (commencing with the month during which the unshipped Incremental Tonnage would otherwise have been shipped) at the then-Current Base Price. In each such instance, BUYER will then have the option to accept that Incremental Tonnage or permanently cancel that Incremental Tonnage. The delivered coal cost, the delivered oil cost, the delivered natural gas cost and the delivered spot coal cost shall be determined as shown on Exhibit No. 1.

          Section 2. Limitations on Quantities: Notwith-standing any of the above, BUYER will not be obligated to purchase Firm and Incremental Tonnage coal from ASSIGNEE under this AGREEMENT if BUYER is unable to utilize such coal because the Danskammer Plant is not in "economic dispatch". If, because of economic reasons, the Danskammer Plant does not then require all coal contracted for under all then-existing contracts, BUYER shall notify ASSIGNEE in writing and BUYER will reduce the tonnage taken from all such contract suppliers on a proportional basis. The tonnage taken from each such contract supplier will be in proportion to the annual Firm Tonnage in each such contract. In the event that contract shipments are so reduced, BUYER will take no spot coal during the period of reduction. Following said period of reduction, BUYER will elect either to increase shipments or to extend the Initial Term of this AGREEMENT until such deferred Firm and Incremental Tonnage has been shipped in the total quantities provided for in this AGREEMENT. The prices for the tonnage then shipped will be the prices in effect at time of shipment. In the event the Initial Term is so extended, the term of this AGREEMENT shall be extended for the same number of days that the Initial Term was so extended and the beginning and end of each Contract Year following such an extension of the Initial Term shall be respectively set back for the same number of days that the Initial Term was so extended and the "Contract Year" shall be adjusted accordingly.

          Section 3. Delivery Schedule Limitations: All Firm Tonnage necessary to meet the 20,000 tons per month schedule will be delivered before any Incremental Tonnage is delivered. Both Firm Tonnage and Incremental Tonnage can be delivered during the same month, but ASSIGNEE will not be obligated to deliver more than four (4) 10,000 ton shipments of coal during any one month, unless otherwise mutually agreed. There shall be a minimum of seven (7) calendar days between shipment releases from the Operations unless otherwise mutually agreed.

          Section 4. Passage of Title: The coal sold and delivered to BUYER hereunder is f.o.b. railway car at the Opera-tions; and, title to and risk of loss of the coal supplied hereunder shall pass to BUYER when ASSIGNEE completes loading coal and tenders the loaded cars to the carrier for destination to BUYER's Plant.

          Section 5. Initial Quality Notification: The parties recognize the need to know the quality of the coal prior to receipt of the shipment at the Danskammer Plant. Therefore, the coal shall be sampled as it is loaded into railway cars and analyzed by an independent laboratory acceptable to BUYER and ASSIGNEE within 48 hours after the coal is loaded, who shall notify BUYER and ASSIGNEE by telephone, telegram, or facsimile of the average "as received" analytical results of each shipment.

          Section 6. Shipping Notice: For each shipment of coal hereunder, ASSIGNEE shall promptly mail to BUYER's Plant and to Financial Records Section, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879, a shipping notice showing weight, type of car and number of each railway car contained in the shipment, shipping date and origin mine.

          Section 7. Railroad: Except as otherwise expressly provided herein, ASSIGNEE shall deliver coal sold and purchased hereunder in accordance with the contract between BUYER and railroad and the applicable railroad tariff provisions all as specified in Exhibit 2 - RAILROAD PROVISIONS, attached hereto and made a part hereof. BUYER shall be responsible for providing any applicable amendments or revisions to said railroad tariff provisions to ASSIGNEE.

          BUYER shall cooperate with ASSIGNEE in its scheduling of work at its Operations, shall be responsible for arranging and coordinating with the railroad (also referred to herein as "carrier") the arrival of rail cars for loading. BUYER shall pay carrier for all rail transportation charges for coal purchased from ASSIGNEE under this AGREEMENT, except as provided for in the remainder of this Section 7.

          ASSIGNEE will pay all additional freight charges, required by BUYER's rail transportation agreements or the applicable railroad tariffs, on coal delivered hereunder that are a result of ASSIGNEE's failure to deliver the quantity of coal as scheduled by BUYER, in accordance with this AGREEMENT unless the tonnage deficiency is excused by other provisions of this AGREEMENT.

          BUYER shall be responsible for payment of any and all increased freight charges which result solely from or on account of the coal being shipped to more than one destination.

          ASSIGNEE shall pay all additional freight charges, required by the applicable railroad tariffs or BUYER's rail transportation agreements on coal delivered hereunder that are a result of ASSIGNEE's failure to notify the railroad, in writing, in accordance with the applicable railroad tariffs or BUYER's rail transportation agreement, of ASSIGNEE's inability to make shipment as scheduled.

          ASSIGNEE shall pay all detention and switching charges at ASSIGNEE's Operations resulting from ASSIGNEE's failure to load and ship the coal in accordance with the applicable railroad tariffs or BUYER's rail transportation agreement. ASSIGNEE shall load coal so as to permit loading of 10,000-ton trains within a 24-hour period.

          ASSIGNEE shall pay all charges resulting from overloading or underloading cars in accordance with the applicable tariffs or BUYER's rail transportation agreement.

                           ARTICLE III
                SPECIFICATIONS & QUALITY & WEIGHT

          Section 1. Origin: The coal shall be from the Sidney Pond Creek Seam or other such seams as approved and confirmed in writing by BUYER and which meets the specifications herein. Deliveries shall originate from ASSIGNEE's Sidney Mine unless other arrangements are made and confirmed in writing with BUYER to deliver coal from another facility.

          Section 2. Quality Specifications: The quality of coal sold and purchased hereunder shall meet the following specifications:
                                                         ASTM
                          Expected  Minimum  Maximum    Method
As Received:
 Moisture %                   6.1        4       10      D3173
 Volatiles %                 34.9       30       36      D3175
 Fixed Carbon %                51       47       60      D3172
 Ash %                        8.0       --       10      D3174
 Btu/LB.                   13,000   12,500       --      D3286
 Sulphur %                   0.66     0.47     0.70    D3177/4239
 SO2 (LBS./MMBTU)             1.0       --      1.1    Calculated
 Grind (HGI)                   52       48       60      D409-85
   Sidney Pond Creek Only      42       40       --      D409-85
 Ash Fusion (I.D., F)       2,700    2,300               D1587

     This coal shall be free of extraneous material and shall have a maximum top size of two inches.

     Section 3(a).  BUYER's Remedies Related to Quality
Specifications: In lieu of any other remedies related to ASSIGNEE's failure to meet the quality specifications provided for herein, except for the price adjustments for quality provided for in Article VII herein, BUYER shall have the rights and remedies described in this Section 3 upon ASSIGNEE's failure to deliver coal in accordance with the specifications set forth in Sections 2 and 3 of this Article III.

                (b).  BUYER's Right to Reject Individual
Shipments: BUYER's ability to use the coal being dependent on the coal meeting the specifications set forth above, it is agreed that BUYER shall have the right to reject any and all shipments which fail to meet any of the individual shipment rejection limits shown below:

              INDIVIDUAL SHIPMENT REJECTION LIMITS

     Sulphur                       0.7% Maximum
     Volatiles                      25% Minimum
     Ash Fusion (I.D.)          2,300 F Minimum
     Grind (HGI)                     47 Minimum
       Sidney Pond Creek Only        39 Minimum
     Btu                         12,500 Minimum
     SO2 (LBS./MMBTU)               1.1 Maximum

     ASSIGNEE shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipment found by ASSIGNEE to be non-conforming, unless such shipment is accepted by BUYER. Furthermore, ASSIGNEE certifies that it will not make any shipment shown by sampling and analyses (as provided in Article IX) to exceed the Maximum allowable Sulphur levels or to be below the Minimum acceptable Btu level.


          (c).  BUYER's Right to Suspend or Have Price
Adjustments For Moisture/Ash Limitations: In addition to the limits for individual shipments shown in Section 3(b) above, the delivered coal must meet the following weighted average specifi-cations for each six (6) consecutive shipments (first through sixth, seventh through twelfth, thirteenth through eighteenth, and so on):

                SIX CONSECUTIVE SHIPMENTS LIMITS

          Ash               10% Maximum
          Moisture          10% Maximum

     If the weighted average ash or moisture quality of coal in a series of six (6) consecutive shipments delivered hereunder, as determined by sampling and analysis, does not meet the above Six Consecutive Shipments Limits, BUYER shall have the right to suspend further shipments under this AGREEMENT or to have the Current Base Price for such coal adjusted all in accordance with the following:

               (i) BUYER's Right to Suspend: In the event six consecutive shipments do not so meet said Six Consecutive Shipments Limits, BUYER shall thereupon have the right to suspend shipments under this AGREEMENT until ASSIGNEE has furnished reasonable assurance to BUYER in writing that the deviation from such limits or specifications can and will be corrected. If ASSIGNEE fails to promptly furnish reasonable assurance that such correction can and will be made within 60 days after BUYER's suspension of shipments (or within such longer period as shall be reasonably requested by ASSIGNEE and agreed to in writing by BUYER), or if corrections are not made within such 60-day period (or such longer period agreed to by BUYER), BUYER shall have the right at any time thereafter to terminate this AGREEMENT by giving written notice of such termination to ASSIGNEE, and thereupon BUYER shall stand discharged of any and all further obligations or liability under the terms of this AGREEMENT or as a result of such termination without waiver of any rights that BUYER may have under this AGREEMENT. If BUYER, after having suspended shipments for a period of 180 days, has not elected to terminate this AGREEMENT, then ASSIGNEE shall have the option of terminating this AGREEMENT by giving BUYER written notice of such termination within 60 days after the expiration of such 180-day period;

               (ii) BUYER's Right to Price Adjustment: In the event six consecutive shipments do not meet the Six Consecutive Shipments Limits, as an alternative to suspending shipments as provided for above, BUYER may cause ASSIGNEE to adjust Current Base Price for such coal (in addition to any adjustment for quality as provided in Article VII) for such failure of the delivered coal to meet the Six Consecutive Shipments Limits, as follows:

               (1) For each one percent the ash of such coal exceeds the Six Consecutive Shipments Limits, the Current Base Price, adjusted, to be paid ASSIGNEE by BUYER for such shipment shall be reduced by one dollar ($1.00), fractions pro rata; and also

               (2) For each one percent the moisture of such coal exceeds the Six Consecutive Shipments Limits, the Current Base Price, adjusted, to be paid ASSIGNEE by BUYER for such shipments shall be reduced by one dollar ($1.00), fractions pro rata.

     The analyses obtained in accordance with Article IX, with respect to moisture and ash, shall be the analyses upon which rejection of shipments, as provided in Section 3(b) above and application of Current Base Price adjustments or suspension of shipments, as provided in this Section 3(c), is based. Sampling and analyses shall be in accordance with ASTM standards and tolerances.

              (iii) Effect of Termination: In the event that BUYER exercises its right to terminate this AGREEMENT pursuant to above Section 3(c)(i), or ASSIGNEE exercises its right to terminate this AGREEMENT under said Section, neither party shall have any further obligations or liabilities hereunder from and after the effective date of such termination, provided, however, that such termination shall not affect the rights or obligations of the parties which accrued prior to the effective date of termination.

              (d). Grind Limitations: In addition to the limits for individual shipments shown in Section 3(b) above and the Limitations for Six Consecutive Shipments shown in Section 3(c) above, the delivered coal must meet the following weighted average specifications for each three consecutive shipments (first through third, fourth through sixth, seventh through ninth, and so on):

               THREE CONSECUTIVE SHIPMENTS LIMITS

     Grind (HGI)                    48 Minimum
       Sidney Pond Creek Only       40 Minimum

     If the average grind of coal in a series of three (3) consecutive shipments delivered hereunder, as determined by sampling and analysis, does not meet the above Three Consecutive Shipments Limits, BUYER shall have the right to reject any of the immediately following three (3) consecutive shipments in the event that such shipment does not meet said Minimum Grind (HGI) limitation. The basis of any such rejection shall be the averaged results of 3 different independent laboratories as provided for in Article IX.


     Section 4. ASSIGNEE's Duty of Care: ASSIGNEE shall, at all times, exercise reasonable care and diligence in its efforts to ship to BUYER coal which conforms to the specifications set forth in above Section 2 and 3. Nothing in this Article III shall be construed to relieve ASSIGNEE of its obligation to conduct its mining and coal cleaning operations in a competent manner, consistent with good industry practices, so as to produce coal which will meet the specifications set forth above.

     Section 5. Weight Measurement: The weight of coal sold hereunder shall be determined on BUYER's scales at the Danskammer Plant, which scales shall be maintained and certified in accordance with the provisions of Exhibit No. 3. If such scales are inoperative at the time of any coal delivery, the weight of coal shall be the weight upon which BUYER bases its payment to the railroad.

                           ARTICLE IV
                             PAYMENT

     Section 1. Price: For coal delivered and accepted, BUYER shall pay ASSIGNEE the Current Base Price herein provided by cash or check in United States Funds for all coal delivered, and accepted hereunder.

     Section 2. Submission of Weight to ASSIGNEE: BUYER shall submit to ASSIGNEE the certified weights within five (5) working days after the certified weights become available.

     Section 3: Invoice: Thereafter, an invoice for any adjustments for quality as hereinafter defined, and all coal shipped based on certified weights will be submitted by the ASSIGNEE to the BUYER. The coal shipped will be invoiced at the Current Base Price (hereinafter defined).

     Section 4:     Payment:  BUYER shall make payment to
ASSIGNEE within fifteen (15) calendar days from shipment of the coal from the Operations. There shall be no discounts.

     Payment to ASSIGNEE shall be made by check, as follows:
               Massey Coal Sales Company
               P.O. Box 26765
               Richmond, Virginia  23261


The above address may be changed by ASSIGNEE upon written notice to BUYER.

                            ARTICLE V
                       CURRENT BASE PRICE

     Section 1: The Current Base Price for Firm Tonnage and Incremental Tonnage for the Contract Year 1994 shall be $xxxxx (U.S. Dollars) per net ton, except as otherwise provided in THIS SECOND AMENDMENT, f.o.b. railcar at ASSIGNEE's loading facility.

     Section 2. The Current Base Price shall be subject to adjustment for BTU Value and Ash Value as provided for herein.

                           ARTICLE VII
          ADJUSTMENT IN CURRENT BASE PRICE FOR QUALITY

     Section 1. BTU Value: The Current Base Price and matching incremental price to be paid to ASSIGNEE by BUYER is based upon coal with 13,000 BTU/LB heat content (BTU Value) for each ton of coal in each shipment. The BTU Value of the coal sold hereunder may vary, and the price for such coal shall be adjusted to compensate for variations in BTU Value, as described below.

     Section 2. Adjustments for BTU Value: If the BTU Value of the coal shipment is between 12,900 BTU/LB and 13,100 BTU/LB, there will be no adjustment for BTU Value variation. If the BTU Value is less than 12,900 BTU/LB or greater than 13,100 BTU/LB, the price for a shipment shall be adjusted, based upon variations from the 13,000 BTU/LB BTU Value, as follows:

     (a) For a coal shipment with a BTU Value greater than 13,100 BTU/LB, a premium shall be paid by BUYER to ASSIGNEE at the rate of xxxxxx BTU/LB, fractions pro rata; or

     (b)  For a coal shipment with a BTU Value less than 12,900
BTU/LB, a penalty shall be deducted from the Current Base Price at the rate of xxxxxx BTU/LB, fractions pro rata.

     Exhibit No. 5 illustrates adjustments for BTU Value to the Current Base Price.

     Section 3. Ash Value: The Current Base Price and matching incremental price to be paid to ASSIGNEE by BUYER is based upon coal with an ash content ("Ash Value") of eight percent (8%) by weight of the "as received" analysis for the coal in each shipment. The Ash Value of the coal sold hereunder may vary and the price shall be adjusted to compensate for variations as described below.

     Section 4. Adjustment for Ash Value: If the Ash Value of the coal shipment is between 7.5% and 8.5%, there will be no adjustment for ash content. If the Ash Value is less than 7.5% or greater than 8.5% the price for a shipment shall be adjusted, based upon variations from 8% as follows:

     (a) For a coal shipment with an Ash Value less than 7.5%, a premium of $xxxxx per ton shall be paid to ASSIGNEE for each .1%
Ash Value variation below 8.0%.

     (b) For a coal shipment with an Ash Value greater than 8.5%, a penalty of $xxxxx shall be deducted from the price for each .1% Ash Value variation in excess of 8.0%.

     2. Commencing on January 1, 1995 and continuing for the remaining term of this AGREEMENT, Articles II, III, IV, V and VII of the AGREEMENT shall respectively read as they are set forth in the AGREEMENT and not how they are set forth in the SECOND AMENDMENT unless otherwise agreed upon by the parties hereto.

     3. For only the Contract Year occurring during the calendar year 1994, Article VI (Base Price Adjustment) shall have no force and effect and, for that Contract Year, be deemed deleted in its entirety from the AGREEMENT. Commencing on January 1, 1995 and continuing for the remaining term of the AGREEMENT, Article VI of the AGREEMENT shall be in full force and effect as it is set forth in the AGREEMENT unless otherwise agreed upon by the parties hereto.

     4. Except as may be amended herein, all terms and conditions of the AGREEMENT shall remain in full force and effect as of the date of this SECOND AMENDMENT. The addresses of the parties hereto are as set forth in the AGREEMENT.

     5. All terms defined in the AGREEMENT shall have the same meaning in the SECOND AMENDMENT unless otherwise defined herein.

     6. For only the Contract Year occurring during the calendar year 1994, Exhibit 1 (Calculations of Delivered Fuel Costs) and Exhibit 5 (Examples of Adjustments to Current Base Prices for Quality) to the AGREEMENT shall be respectively amended in their entirety to read in the form attached to the SECOND AMENDMENT.

     7. Commencing on January 1, 1995 and continuing for the remaining term of this AGREEMENT, Exhibits 1 and 5 to the AGREEMENT shall respectively read as they are set forth in the Exhibits to the AGREEMENT and not as they are set forth in the Exhibits to the SECOND AMENDMENT.

     8. For only the contract year occurring during the Calendar Year 1994, Exhibit 6, attached hereto, shall be an Exhibit to the AGREEMENT. Commencing on January 1, 1995 Exhibit
6 shall be deemed to be of no further force and effect unless otherwise agreed upon by the parties hereto.

     IN WITNESS WHEREOF, each party hereto has caused this AGREEMENT to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

BUYER:    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY

     PAUL J. GANCI

ITS  President and Chief Operating Officer


ASSIGNEE:  MASSEY COAL SALES COMPANY

BY:  _____________________________________________

     THOMAS A. MCQUADE

ITS: Senior Vice President

                          EXHIBIT NO. 1

              CALCULATIONS OF DELIVERED FUEL COSTS

          "Delivered Current Coal Price" shall be the Current
Base Price + the combined Norfolk Southern and Conrail contract freight charge expressed in cents per million Btu's based on a 13,000 Btu/Lb "as received" heat content.

          "Delivered Current Oil Price" shall be the net price (including discounts and allowances) to the BUYER under firm term contract(s) for the supply of Number Six (6) Residual Fuel to the Danskammer Generating Station of the maximum sulfur content of fuel oil (currently 1.0%) permitted to be burned in Danskammer Units 3 and 4 plus all applicable State, Federal or other taxes and fees required to be paid by BUYER in connection with such deliveries of number six Fuel Oil to Danskammer expressed in cents per million Btu's based on 150,000 Btu per gallon as received heat content.

          "Delivered Current Gas Price" shall be the price to the BUYER of natural gas dispatched to the Danskammer Generating
Station to be burned in Units 3 and 4 plus an efficiency loss of 5% expressed in cents per million Btu's.

          "Delivered Current Spot Coal Price" shall be the price to the BUYER for spot coal, having the same specifications as provided in the Contract, delivered to the Danskammer Generating Station to be burned in Units 3 and 4 expressed in cents per million Btu's.

                          EXHIBIT NO. 1

Example IV

Delivered Current Coal Price

Assume the Current Base Price of Coal ($29.00 net per ton) +
freight charges
(Assume $23.00 net per ton for this example) divided by
 13,000 Btu x 2,000 Lbs
(----------------------) = $52.00/ton/26 = 200 cents/Mmbtu.
       1,000,000

Delivered Current Oil Price

Assume the net price of oil delivered ($12.90 per Bbl) + New York
State Gross Receipts Tax ($0.37 per Bbl) = $13.27 = per Bbl
        150,000 Btu x 42 Gas
$13.27/(--------------------) = $13.27/6.3 = 210 cents/Mmbtu.
             1,000,000

Delivered Current Gas Price

Assume the dispatch price of natural gas (220 cents per Mmbtu.) + efficiency loss 5% = 220 x 1.05 = 231 cents per Mmbtu.

Delivered Current Spot Coal Price

Assume the spot price for coal is $28.00 net per ton and the freight charge is $21.00 net per ton.

            13,000 x 2,000 Lbs   49 per ton
$49.00/ton/ ------------------ = ----------- = 188 cents/Mmbtu.
               1,000,000              26


     Therefore the Delivered Current Spot Coal Price is the Lowest delivered price of the three fuels. The Delivered Current Coal Price would have to be reduced to equal the Delivered Current Spot Coal Price of 188 cents per Mmbtu. in order to ship the incremental tonnage train. The BUYER must indicate to the ASSIGNEE not later than the 22nd of the month preceding each proposed incremental tonnage shipment if the then-Delivered Current Price of oil, natural gas or spot coal is below the Delivered Current Price of Coal.

                          EXHIBIT NO. 5

   EXAMPLES OF ADJUSTMENTS TO CURRENT BASE PRICES FOR QUALITY

PREMIUMS - xxxxx Btu/Lb in excess of 13,000 Btu/Lb, fractions pro rata, on a shipment.

1.   Shipment Btu value is 13,050 Btu/Lb.  Btu Value falls within
     12,900 to 13,100 Btu/Lb range and, therefore, no premiums are due to ASSIGNEE.

2.   Shipment Btu Value is 13,150 Btu/Lb.  Premium due is:
     13,150 Btu/Lb - 13,000 Btu/Lb = 150 Btu/Lb x xxxxx Btu/Lb
     =                                  $xxxxx/Ton.

3.   Shipment Btu Value is 13,250 Btu/Lb.  Premium due is:
     13,250 Btu/Lb - 13,000 Btu/Lb = 250 Btu/Lb x xxxxx Btu/Lb
     =                                  $xxxxx/Ton.

PENALTIES - xxxxx/100 Btu/Lb in deficit of 13,000 Btu/Lb, fractions pro rata, on a shipment.

1.   Shipment Btu Value is 12,950 Btu/Lb.  Btu Value falls within
     12,900 to 13,100 Btu/Lb range and, therefore, no penalties are charged to ASSIGNEE.

2.   Shipment Btu Value is 12,850 Btu/Lb.  Penalty charged  is:
     13,000 Btu/Lb - 12,850 Btu/Lb = 150 Btu/Lb x xxxxx Btu/Lb
     =                                  $xxxxx/Ton.

3.   Shipment Btu Value is 12,750 Btu/Lb.  Penalty charged is:
     13,000 Btu/Lb - 12,750 Btu/Lb = 250 Btu/Lb x xxxxx Btu/Lb
     =                                  $xxxxx/Ton.

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                          EXHIBIT NO. 6

       EXAMPLES OF ADJUSTMENT TO BASE PRICE FOR ASH VALUE

1. If shipment ash value falls within 7.5% to 8.5% range no premium or penalty is incurred.

2.   If shipment ash value is 6.9% the premium due is 8.00%
     - 6.9% = 11 (tenths) x $xxxxx (ash value per .1%) = $xxxxx.
          Therefore, each ton of coal will receive a premium of $xxxxx added to the base price.

3.   If shipment ash value is 8.8% the penalty due is 8.8%
     - 8% = 8 (tenths) x $xxxxx (ash value per .1%) = $xxxxx.
          Therefore, each ton of coal will receive a penalty of $xxxxx deducted from the base price.



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